                                                                   EXHIBIT 10.24



March 27, 2000



VIA HAND DELIVERY
-----------------


Mr. Mark Vidovich, Chairman
Mr. James Freeman, Jr., CEO
Day Runner
2750 W. Moore Avenue
Fullerton, CA 92833

RE:      DAY RUNNER (THE "COMPANY")

Dear Mark and Jim:

         This letter agreement sets forth the services to be provided by Crossroads, LLC ("Crossroads") to the Company and the terms and conditions under which such services will be performed (the "Engagement"), and supercedes any prior agreements or understandings, whether written or oral. All references in this letter agreement to Crossroads shall include officers, executives, owners, members, agents, and employees of Crossroads, and joint venture or strategic alliance partners, and independent contractors retained by Crossroads, if any.

1.   SCOPE OF SERVICES AND FEES.

         (a) Crossroads will initially provide consulting services to the Company in five (5) operational and strategic areas as described in a letter to Day Runner dated March 21, 2000, and more fully described in Crossroads' correspondence to Day Runner dated March 9, 2000. The operational and strategic consulting areas, presented in the Company's priority order, are:

                  (1) FINANCIAL ADVISORY SERVICES. Assist Day Runner to formulate restructuring strategies for its existing bank group, and provide advisory services related to its existing creditor relationships. Anticipated staffing: John Ausura and Mark Barbeau, Principals, and others as needed.

                  (2) LITTLE ROCK, AK OPERATIONS. Analyze Little Rock, AK operations and provide recommendations in writing for improvements. Anticipated staffing: Miles Stover and John Ausura, Principals.



                                                                    ____ Initial
                                                                       ____ Here

                  (3) STRATEGIC AUDIT. Perform assessment of management's current thinking regarding the critical path for the Company's strategic agenda, and analyze alternatives. Anticipated staffing: John Ausura, Principal, Allen Jacobs and Tom McCrary.

                  (4) FREIGHT MANAGEMENT. Analyze existing freight management system through an examination of transportation methods and pricing for interplant transfers, e-commerce, inbound purchases and customer deliveries. Anticipated
                  Staffing: Larry Field, Director, and John Ausura, Principal.

                  (5) SUPPLY CHAIN OPPORTUNITIES. Evaluate Day Runner's Asia -- United States planning and procurement processes, based upon refinement of the project scope in conjunction with Day Runner management. Anticipated Staffing: Mike Anthony, Principal; and/or Kevin Lee, Steve Contardi, Managing Directors; Pat Jones, Director.

         (b) For projects in which services will be invoiced on an hourly basis, Crossroads shall provide to the Company the services of professionals ("Professionals"), as determined by Crossroads and the Company, to assist the Company in resolving its present issues on the following terms:

                  John Ausura, Principal
                           and Engagement Manager    $325 per hour
                  Other Principals                   $290 - 395 per hour
                  Director(s)                        $195 - 285 per hour
                  Consultant(s)                      $150 - 190 per hour
                  Administrative Personnel           $75 per hour

         (c) The Company shall pay Crossroads a fixed fee of $17,500 for the time spent by Miles Stover for the analysis of the Little Rock, Arkansas operations. The fixed fee shall be payable within 10 days of the project's completion. The Company shall pay expenses associated with the study as described below in paragraph (g).

         (d) The Company shall pay Crossroads a fixed fee of $65,000 for the time spent by Allen Jacobs and Tom McCrary for the Evaluation of the Company's Strategic Direction. The fixed fee shall be paid in two payments: 50% upon commencement of the analysis, and 50% 30 days after the commencement of the analysis or upon delivery of the report, whichever is later. The Company shall pay expenses associated with the study as described below in paragraph (g).

         (e) Crossroads shall perform an initial three-week study of Day Runner's freight management systems and practices. The hourly rates shall be waived for the study; the Company shall pay expenses associated with the study as described below in paragraph (g). Crossroads shall provide its findings at the conclusion of the study. The Company and Crossroads shall mutually agree on an implementation plan and compensation.




                                                                    ____ Initial
                                                                       ____ Here

         (f) The Company shall pay $40,000 as a retainer due upon signing this letter agreement. The retainer shall be paid by check. The retainer is not to be applied or credited to amounts due from the Company, but will be returned to the Company once all amounts due hereunder are paid in full.

         (g) The Company shall pay all expenses incurred by Crossroads for services related to the Company (E.G., actual out of pocket expenses such as communications, travel, meals, and living expenses incurred in connection with the Engagement). These fees will be paid upon weekly submission of an invoice by Crossroads.

         Failure of the Company to promptly pay amounts due for services rendered or for reimbursement of expenses shall constitute justification for Crossroads to terminate this letter agreement upon three days' written notice.

2. TERM OF ENGAGEMENT. The term of the Engagement shall commence as of March 27, 2000 and shall end upon mutual agreement.

     The Company may terminate this letter agreement upon five days' advance written notice, with payment due to Crossroads for services rendered and expenses incurred through the termination. Crossroads may withdraw at any time with the Company's consent or for good cause without the Company's consent. Good cause includes the Company's breach of this agreement (including the Company's failure to pay any statement or indemnity obligation when due), the Company's failure or refusal to cooperate with Crossroads, or any fact or circumstance that would render Crossroads' continuing representation unlawful or unethical.

3. DISCLOSURES. As we have discussed, Crossroads has represented, and will in the future represent, many different clients with various business interests in numerous industries. These clients are often referred to Crossroads by intermediaries such as lawyers, investment bankers, lenders and accountants. ("Referral Sources"). In undertaking the Engagement on behalf of the Company, Crossroads' objective is to provide services for the Company to the best of its ability, but without precluding Crossroads from representation of other clients or in accepting referrals from or making referrals to Referral Sources. Since Crossroads wants the Company to be comfortable with the retention of Crossroads in light of other client and Referral Sources relationships, Crossroads makes the following disclosures, based on a list provided by the Company by March 28, 2000 of parties with an interest in the
Engagement:

                  - Crossroads is presently advising a group of bondholders in an unrelated matter, of which Kaim Non-Traditional, LP is a member.

         The Company agrees to update in writing disclosure information from time to time if and when additional parties with an interest in or a relationship with the Company are identified.

         As a specific condition to Crossroads' undertaking the Engagement, the Company acknowledges the potential conflicts of interest inherent in the above disclosures and waives any breach of fiduciary duty or similar claim related to such disclosures.



                                                                    ____ Initial
                                                                       ____ Here

THE ADDITIONAL TERMS AND CONDITIONS ATTACHED TO THIS LETTER AGREEMENT ARE HEREBY MADE PART OF THIS LETTER AGREEMENT AS THOUGH FULLY SET FORTH HEREIN.

If this letter agreement is not executed within 2 days from its issue date, Crossroads reserves the right to amend the terms after such date. If you agree to the terms and conditions set forth above, please indicate your acceptance and approval by signing this letter in the space provided below and on the duplicate copy attached.

         Crossroads looks forward to serving you in this important matter.


Very truly yours,
CROSSROADS, LLC



By:  /s/
     ------------------------------------
        John F. Ausura
        Principal

AGREED AND ACCEPTED:



By:  /s/
     ------------------------------------
     Mark Vidovich, Chairman

Date:
     ------------------------------------











                                                                    ____ Initial
                                                                       ____ Here

                             ADDITIONAL TERMS AND CONDITIONS

         AMOUNTS NOT PAID. All amounts not paid when due will bear interest at an annual rate of 12% or the maximum rate allowed by law, whichever is greater.

         AGREEMENT NOT TO EMPLOY. Crossroads' business is in part centered on its ability to identify and secure the services of talented personnel for its client companies. Absent an agreement with Crossroads providing it fair compensation, Crossroads would suffer serious economic harm were its client companies to hire directly or through other companies Crossroads' employees or independent contractors. The Company, its board members, officers and affiliates agree that during the term of this letter agreement and for twelve months thereafter they shall not, directly or indirectly, solicit, offer employment to or hire any employee or independent contractor of Crossroads or its affiliates. If the Company and Crossroads agree that the Company may hire Officer or any other Crossroads' employee or independent contractor, notwithstanding the prohibition in the immediately preceding sentence, and such hiring occurs within twelve months after the termination of this letter agreement, the Company shall pay Crossroads one-half of the intended first year's compensation payable to the Officer or other Crossroads employee or independent contractor, but not less than $750,000 per person hired. Any such payment shall be made on the date Officer or other Crossroads' employee or independent contractor begins work for the Company.

         WARRANTIES AND INDEMNIFICATION. Crossroads neither expresses nor implies any warranties of its work nor predicts results of the Engagement. Crossroads has not offered any assurances that the efforts to resolve the financial, structural or management issues facing the Company can or will be successful.

         Crossroads shall not be subject to any liability to the Company for any act or omission relating to, in connection with or arising out of services rendered hereunder, unless Crossroads' acts or omissions constitute willful malfeasance, gross negligence or the reckless disregard of Crossroads' obligations or duties hereunder. In furtherance of the foregoing, the Company agrees and covenants that it will not initiate any legal or administrative proceedings whatsoever against Crossroads relating to, in connection with or arising from the services rendered hereunder seeking more than the amount of the fees actually paid to Crossroads for the Engagement.

         The Company releases, indemnifies and holds Crossroads harmless from and against any losses, claims, damages or liabilities ("Losses") to which Crossroads may become subject and shall promptly reimburse Crossroads for any legal or other expenses (including the cost of any investigations and the hiring of any accountant or other experts) reasonably incurred by Crossroads relating to, in connection with or arising from the services rendered hereunder, whether or not resulting in any liability, unless such Losses resulted from Crossroads' willful malfeasance, gross negligence or the reckless disregard of its obligations or duties hereunder.

         LEGAL PROCEEDINGS. If after the termination of the Engagement Crossroads is requested and agrees or is required to participate in any manner in legal or administrative proceedings regarding the Company, compensation shall be paid to Crossroads for its time at the hourly rate of $475. For individuals no longer employed by Crossroads, at the time of such participation, payment shall be made to such individuals directly or to their employers, as applicable.

         ACCURACY OF INFORMATION. The Company will use reasonable efforts to assure that all information, financial or otherwise, provided by or on behalf of the Company with respect to the Engagement (the "Information") to Crossroads will, as of its respective dates, be accurate and complete in all its material respects. The Company understands that Crossroads will not be responsible for independently verifying the accuracy of the Information. The Company assumes full responsibility for inaccuracies in any Information provided by or on behalf of the Company to Crossroads or any third party. The Company will reasonably cooperate with Crossroads in all phases of Crossroads' services under the Engagement. Specifically, without limiting the generality of the foregoing, if at any time during the Engagement, the Company discovers that any of the Information is inaccurate in any material respect it will immediately notify Crossroads.

         WORK OUTPUT. Crossroads' work product assembled or prepared by Crossroads during the Engagement specifically and for the benefit of the Company ("Work Product") shall be the sole property of the Company. Crossroads shall deliver to the Company upon conclusion of the Engagement originals of the Work Product. Crossroads shall retain copies of the Work Product pursuant to its document retention policy as in effect from time to time. Crossroads' proprietary methodology and know-how will be and remain the exclusive property of Crossroads.

         FUTURE ENGAGEMENTS. Crossroads has offices throughout the United States. Crossroads is or expects to be engaged by other clients from time to time and cannot assure that, following the Engagement, an engagement will not be accepted elsewhere for an interested party.

         INDEPENDENT CONTRACTOR. The Company acknowledges that Crossroads is being retained as an independent contractor to the Company and no employment relationship, partnership, joint venture or other association shall be deemed created by this letter agreement.

         CONFIDENTIALITY. During the term of the Engagement and for a period of six months thereafter, Crossroads shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company or of which Crossroads shall obtain knowledge by reason of the Engagement, including, without limitation, trade secrets, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, technical processes and other research projects. Crossroads shall not, except in connection with the performance of its duties hereunder, disclose any such information to anyone outside the Company, other than to Crossroads' counsel, as required by applicable law (provided prior written notice thereof is given by Crossroads to the Company) or with the Company's prior written consent, which shall not be unreasonably withheld or delayed. The obligations of Crossroads in this paragraph shall not apply to information which is (i) known generally to the public; (ii) known to Crossroads prior to the date of this letter agreement; (ii) lawfully disclosed to Crossroads by a third party; or
(iii) generally known in the industry in which the Company is engaged.

         The Company shall not, except as required in the conduct of its business, disclose any Work Product to any third party other than the Company's lenders, attorneys and advisors or as otherwise required by law, without the prior written consent of Crossroads, which consent shall not be unreasonably withheld or delayed.

         ENGAGEMENT OF LEGAL COUNSEL. Crossroads will have the right to retain independent legal counsel to obtain advice with respect to its services under the Engagement. The Company will reimburse Crossroads upon demand for the reasonable fees and expenses of such independent legal counsel incurred as an expense by Crossroads on behalf of the Company up to $20,000 per year.

         AGREEMENT TO MEDIATE/ARBITRATE. The parties agree to mediate any dispute or claim arising between them out of the Engagement or any resulting transaction before resorting to arbitration or court action. Mediation is a process by which parties attempt to resolve a dispute or claim by submitting it to an impartial, neutral mediator, who is authorized to facilitate the resolution of the dispute, but who is not empowered to impose a settlement on the parties. Mediation fees, if any, shall be divided equally among the parties involved. Evidence of anything said, any admission made, and any documents prepared, in the course of the mediation, shall not be admissible in evidence, or subject to discovery in any arbitration or court action. If any party commences an arbitration or court action based on a dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, then in the discretion of the arbitrator(s) or judge, that party shall not be entitled to recover attorneys' fees, even if they would otherwise be available to that party in any such arbitration or court action. The parties agree that any dispute or claim in law or equity arising out of or in connection with the Engagement, which is not settled through mediation, shall be decided by neutral, binding arbitration and not by court action, except as provided by law for judicial review of arbitration proceedings. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (AAA) and shall be conducted in Orange County, California. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have no right to discovery. Each party in any arbitration shall be responsible for its own attorneys' fees and costs.

         NOTICES. The Company agrees that Crossroads shall have the right to use the Company's name and logo in a description of the services provided by Crossroads under the letter agreement.


                                                                    ____ Initial
                                                                       ____ Here

ENTIRE AGREEMENT; AMENDMENT AND WAIVER; APPLICABLE LAW; HEADINGS. The letter agreement contains the entire understanding between the parties with respect to its subject matter. The letter agreement may not be amended, modified, supplemented or waived, except by a written instrument signed by the parties. No waiver of any provision of the letter agreement shall be deemed or shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver. The letter agreement shall be governed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws. The paragraph headings in the letter agreement and the Additional Terms and Conditions are for informational purposes.

May 15, 2000


Mr. Mark Vidovich, Chairman
Day Runner, Inc.
2750 W. Moore Avenue
Fullerton, CA 92833

RE:      AMENDMENT #2 TO CROSSROADS LETTER AGREEMENT
         DATED MARCH 27, 2000

Dear Mark:
         Referenceis made to the letter agreement dated March 27, 2000 and subsequently amended (the "Letter Agreement") between Day Runner, Inc. ("Client") and Crossroads, LLC ("Crossroads"). All references in this letter agreement to Crossroads shall include officers, executives, owners, members, agents, and employees of Crossroads, and independent contractors retained by Crossroads, if any.

         The provisions of the Amendment #1 shall remain in effect and shall not be affected by this Amendment #2, with the exception of Paragraph 6 (Disclosures), below. Paragraphs 1 through 5 of this Amendment #2 specifically modify the Financial Advisory Services portion of the services as set forth in Paragraph 1.(a)(1), in the Letter Agreement as follows:

1.       SCOPE OF SERVICES AND FEES.

         a. Crossroads has completed the Financial Advisory Services portion as designated in the Letter Agreement. Effective May 15, 2000 ("Commencement Date") and terminating on June 30, 2001 ("Term"), Crossroads will provide interim management services to the Company at a fixed monthly fee of $110,000 ("Monthly Fee"). Crossroads represents to Company that the proposed Monthly Fee represents a significant discount and savings for the Company versus the hourly rate. The Monthly Fee shall include the services of two Crossroads professionals:


                  (1) John Ausura, Principal or a suitable replacement as determined by Crossroads and acceptable to the Company's Board of Directors ("Board") will serve as the Company's Chief Executive Officer ("CEO"). CEO will report to the Board and shall have the full authority for the day-to-day operations of the Company, including the implementation of the proposals to be made to the Bank Group on or about May 17, 2000. The Company, Crossroads and CEO acknowledge and agree that the CEO is not and shall not be deemed to be an employee of the Company for any purpose or at any time, and shall not be eligible to participate in any of the Company's employee benefit plans, programs or arrangements available to the Company's employees, including but not limited to, the Company's Officer Severance Plan. The CEO shall not, without Board approval: (a) remove from office or affect the duties or compensation of the Company's Chairman, Mark Vidovich, (b) sell or otherwise dispose of any material part of the business or material assets of the Company or any direct or indirect subsidiary of the Company or (c) terminate any of the Company's outside accountants and lawyers. If any of the above cease to work with the Company or are terminated by the Board, the CEO shall have the authority to hire a replacement subject to Board approval. The Company, Crossroads and CEO recognize that the number of hours devoted to the Engagement by CEO will fluctuate based upon the activities in progress.

                  (2) Ken Leddon, Director will provide financial and
                      operational assistance.

         b. The following Crossroads professionals or a suitable replacement ("Professionals"), as determined by Crossroads and the Company, shall provide services at the following hourly rates:

                  Mark Barbeau, Principal   $300
                  Jamie Chronister          $195

         c. Further, related direct out-of-pocket expenses shall be separate and apart from the Monthly Fee and shall be due monthly upon a presentation of properly documented invoices.

         d. In addition to the Monthly Fee described above, Crossroads will be eligible for Success Fees as detailed in paragraph 3. below.

         e. Upon termination of the Letter Agreement, the Company shall have the option to renew the Term at the existing fixed monthly fee for an additional twelve months, or for any portion thereof, terminating on or before June 30, 2002.

2. COMPANY'S DIRECTORS AND OFFICERS INSURANCE LIABILITY POLICY. CEO shall be covered by the Company's Directors and Officers insurance liability policy (the "D&O Policy"). CEO shall be added as an additional named insured party under the D&O Policy. The Company agrees to use its best efforts to purchase a "tail policy" to the D&O Policy covering a period of time of not less than one year after the conclusion of the Engagement. The Company will deliver to Crossroads within 30 days of the commencement of the Engagement a Certificate of Insurance evidencing such coverage.

3. SUCCESS FEES. If the Company achieves the earnings before interest, taxes, depreciation and amortization ("EBITDA"), attached hereto as Exhibit A and incorporated herein by reference, for the Company and its subsidiaries exclusive of Filofax as noted below, for the 12 months ending June 30, 2001, Crossroads will receive a success fee per the Exhibit. The EBITDA shall be defined as (1) income from operations, plus (2) depreciation and amortization, in each case using the assumptions underlying the sales, cost of goods sold and operating expense projections set forth on page 25 of the Bank Group Presentation materials to be presented to the Bank Group on May 17, 2000, exclusive of Filofax, Inc. and Filofax Group Limited and their direct or indirect subsidiaries and Success Fees payable to Crossroads. If any operation is discontinued or any facility (such as DR Canada or Mexico) is shut down and the impact of such action is not reflected in such projections, the parties hereto will in good faith negotiate a new Exhibit A to reflect the impact of such action.

If Crossroads withdraws from this Engagement or otherwise ceases to be obligated to perform under the Letter Agreement, as amended hereby, prior to June 30, 2001 (a "Workout Termination Event"), and if Crossroads would have been entitled to a Success Fee had the Workout Termination Event not occurred, then Crossroads will be entitled to receive a prorated Success Fee in an amount equal to the product obtained by multiplying (x) the full amount of the Success Fee to which Crossroads would have been entitled had no Workout Termination Event occurred by (y) the fraction whose numerator is the number of days elapsed during the period beginning on the Commencement Date and ending on the date of the Workout Termination Event and whose denominator is the number of days in the period beginning on the Commencement Date and ending on June 30, 2001.

4. TERMS/CONFLICTS. This Amendment incorporates by reference all of the terms and conditions contained in the Letter Agreement, which shall remain unchanged and in full force and effect, as amended by this Amendment. In the event of any conflict between the terms of the Letter Agreement and the terms of this Amendment, the terms of this Amendment will be deemed to have superseded those of the Letter Agreement and exclusively will govern the matter in question.

5. SURVIVAL. The provisions of Paragraphs 2 and 3 above, shall survive expiration of, or other termination of the Agreement, regardless of the cause of such termination.

6.       DISCLOSURES. Crossroads makes the following additional disclosure:

Crossroads has worked and may work on engagements in which Bank One and its affiliates are part of the Client's lender group.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

           If you agree to the terms and conditions set forth above, please indicate your acceptance and approval by signing this letter in the space provided below and on the duplicate copy attached.


Very truly yours,


CROSSROADS, LLC



By: /s/
    ------------------------------------
      John Ausura
      Principal

AGREED AND ACCEPTED:
DAY RUNNER, INC.



By: /s/                                        Date:
    ------------------------------------            ---------------------------
     Mark Vidovich
     Chairman

                                        EXHIBIT A
                                           TO
                                      AMENDMENT #2

                                      SUCCESS FEES



These fees shall cover the Company's fiscal year ending June 30, 2001. If Fiscal Year 2001 EBITDA (as defined in Paragraph 3 of this Amendment) meets or exceeds $1,919,000, Crossroads shall receive a Success Fee of $300,000 plus thirty percent (30%) of the amount by which Fiscal Year 2001 EBITDA exceeds $1,919,000, with a cap on Success Fees of $1,5000 (SEE ILLUSTRATION ON THIS PAGE.)

Company shall have the option of paying the fees over a six-month period instead of a lump sum payment.


-------------------------------------------------------------------------------
SUCCESS FEES:

($000)
FY 01 EBITDA    1,919  2,419  2,919  3,419  3,919  4,419  4,919  5,419  5,919
Success Fee       300    450    600    750    900  1,050  1,200  1,350  1,500

      $1,500,000 cap takes effect at EBITDA over $5,919,000

------------------------------------------------------------------------------